SECOND AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

This SECOND AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of the 1st day of November, 2023, by and between SEASONS SERIES TRUST, a Massachusetts business trust (the “Trust”), on behalf of each of its series set forth in Exhibit A attached hereto (each, a “Portfolio” and collectively, the “Portfolios”), severally and not jointly, and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser serves as the investment adviser to the Portfolios set forth in Exhibit A pursuant to an Investment Advisory and Management Agreement (the “Advisory Agreement”) between the Adviser and the Trust; and

WHEREAS, the Adviser and the Trust, on behalf of the Portfolios, entered into an Expense Limitation Agreement dated as of November 1, 2022 and amended and restated as of July 27, 2023, whereby the Adviser agreed to waive its fees and/or reimburse expenses to the extent necessary to limit the annual fund operating expenses of such Portfolios at certain levels.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser agrees to waive its fees and/or reimburse expenses to the extent necessary so that the “annual fund operating expenses” for each Portfolio or class thereof set forth in Exhibit A, as described in the registration statement applicable to the Trust, do not exceed the percentage of average daily net assets set forth in Exhibit A. Annual fund operating expenses shall not include extraordinary expenses (i.e., expenses that are unusual in nature and infrequent in occurrence, such as litigation), or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees; and other expenses not incurred in the ordinary course of the Trust’s business on behalf of a Portfolio. Exhibit A to this Agreement may be amended from time to time to reflect the termination and/or modification of any waivers/reimbursements with respect to a Portfolio or class thereof or the addition of a series of the Trust.

2.

This Agreement shall be effective as of the date first written above and shall continue in effect with respect to each Portfolio until July 31, 2025 (the “Expiration Date”), unless earlier terminated by the Board of Trustees of the Trust (the “Board”), including a majority of the independent trustees. Independent trustees are trustees who are not deemed to be “interested persons” of the Trust, as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended. This Agreement shall continue in effect with respect to each Portfolio for successive one-year periods from the Expiration Date only if the Adviser notifies the Trust, on behalf of the Portfolio, prior to the Expiration Date that it agrees to extend the current expense cap applicable to the Portfolio for an additional one-year period. Upon the termination of the Advisory Agreement, this Agreement shall automatically terminate.

3.	The Adviser hereby retains the right to receive reimbursements of, and the Trust, on behalf of a Portfolio, hereby agrees to reimburse, reductions of the fees paid to the Adviser under the Advisory Agreement and the expenses paid by the Adviser or reimbursed by it in accordance with paragraph 1 above, for a period of two years after the occurrence of any waiver and/or reimbursement; provided, however, that such payments to the Adviser shall not be made if it would cause the annual fund operating expenses of the Portfolio or class thereof to exceed the lesser of (a) the expense limitation in effect at the time the waiver and/or reimbursement occurred, or (b) the current expense limitation in effect, if any. Upon the termination of this Agreement, the Adviser will continue to be entitled to receive reimbursements of amounts already waived and/or reimbursed under Section 1, provided that such amounts are paid to the Adviser in accordance with the provisions of Section 1, and at the expense limitation levels in effect at the time such waivers and/or reimbursements occurred.

4.	This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

5.

This Agreement may be amended by mutual consent of the parties hereto in writing. With respect to any series that is added to Exhibit A hereto after the date of this Agreement, this Agreement shall become effective with respect to such series on the date Exhibit A is amended to reflect the addition of the series under this Agreement, subject to obtaining the requisite approval from the Trust’s Board.

6.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.

The Declaration of Trust establishing Seasons Series Trust, dated October 10, 1995, a copy of which, together with all amendments thereto, including amended and restated Declarations of Trust (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “Seasons Series Trust” refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SEASONS SERIES TRUST

By:	/s/ Greg Kingston
Name:	Greg Kingston
Title:	Treasurer

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John Genoy
Name:	John Genoy
Title:	President

[Signature Page to SST 2nd A&R Expense Limitation Agreement]

EXHIBIT A

EXPENSE CAPS

	ANNUAL TOTAL FUND OPERATING EXPENSES (as a percentage of average daily net assets)
	Class 1 Shares	Class 2 Shares	Class 3 Shares
Portfolio

SA Multi-Managed Growth Portfolio	1.07%	1.22%	1.32%

SA Multi-Managed Income Portfolio	1.13%	1.28%	1.38%

SA Multi-Managed Income/Equity Portfolio	1.13%	1.28%	1.38%
SA Multi-Managed Moderate Growth Portfolio	1.04%	1.19%	1.29%